EXHIBIT 4.108

SUPPLEMENTAL INDENTURE NO. 1

SUPPLEMENTAL INDENTURE NO. 1, dated as of December 20, 2013 (this “Supplemental Indenture”) between Credit Acceptance Auto Loan Trust 2011-1, a Delaware statutory trust (the “Issuer”), and Wells Fargo Bank, National Association (“Wells Fargo”), as Trust Collateral Agent and Indenture Trustee, under the Indenture referred to below.

BACKGROUND

WHEREAS, the Issuer and Wells Fargo have entered into an indenture dated as of October 6, 2011 (as may be further amended, supplemented or otherwise modified and in effect from time to time, the “Indenture”);

WHEREAS, pursuant to Section 9.2 of the Indenture, the Issuer and the Indenture Trustee (when authorized by an Issuer Order), with the consent of the Majority Noteholders and prior notice to the Rating Agencies, are permitted to enter into an indenture or supplemental indentures for the purpose of modifying in any manner the rights of the Holders of the Notes under the Indenture;

WHEREAS, the Issuer now wishes to amend the Indenture as set forth herein and has, pursuant to an Issuer Order dated December 20, 2013, requested the Indenture Trustee to join with it in the execution and delivery of this Supplemental Indenture;

WHEREAS, the Servicer has caused to be delivered to the Rating Agencies notice of this Supplemental Indenture, and the Issuer and the Indenture Trustee have obtained the consent of the Majority Noteholders to modify the Indenture as set forth in this Supplemental Indenture;

NOW THEREFORE, the Issuer and the Indenture Trustee hereby agree as follows:

AGREEMENT

SECTION 1. Incorporation by Reference.  Capitalized terms defined or referenced in the Indenture and not otherwise defined or referenced herein are used herein as defined or referenced in the Indenture.

SECTION 2. Amendments.

2.1 Section 5.5 of the Indenture is hereby amended in its entirety and as so amended shall read as follows:

SECTION 5.5.                                  Optional Preservation of the Trust Property.

If the Notes have been declared to be due and payable under Section 5.2 following an Indenture Event of Default and such declaration and its consequences have not been rescinded and annulled, the Indenture Trustee may, with the prior written consent of the Majority Noteholders, but need not unless directed in writing by the Majority Noteholders maintain possession of and/or control over the Trust Property which is in its possession or over which it has control and elect to direct the Trust Collateral Agent to maintain possession of and/or control over the Trust Property which is in the possession of or controlled by the Trust Collateral Agent.  It is the desire of the parties hereto and the Noteholders that there be at all times sufficient funds for the payment of principal of and interest on the Notes, and the Majority Noteholders, shall take such desire into account when determining whether or not to direct the Indenture Trustee or the Trust Collateral Agent, as applicable, to maintain possession of and/or control over the Trust Property.  In determining whether to direct the Indenture Trustee or the Trust Collateral Agent, as applicable, to obtain possession of and/or control over the Trust Property, the Majority Noteholders may, but need not maintain and conclusively rely upon an opinion of an Independent investment banking or accounting firm of national reputation as to the feasibility of such proposed action and as to the sufficiency of the Trust Property for such purpose.

2.2 Schedule A to the Indenture is hereby amended in its entirety and as so amended shall read as Schedule A appearing in Annex 1 hereto.

SECTION 3. Indenture Otherwise Unchanged.  Except as herein provided, the Indenture shall remain unchanged and in full force and effect, and each reference to the Indenture and words of similar import in the Indenture, as amended hereby, shall be a reference to the Indenture as amended hereby and as the same may be further amended, supplemented and otherwise modified and in effect from time to time.  This Supplemental Indenture shall not be deemed to expressly or impliedly waive, amend or supplement any provision of the Indenture other than as set forth herein.

SECTION 4. Counterparts.  This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

SECTION 5. Governing Law.  THIS SUPPLEMENTAL INDENTURE SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

SECTION 6. Miscellaneous.  The Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed.

SECTION 7. Execution, Delivery and Validity.  Each party hereto represents and warrants to each other party hereto that this Supplemental Indenture has been duly and validly executed and delivered by such party and constitutes its legal, valid and binding obligation, enforceable against such party in accordance with its terms.

SECTION 8. Binding Effect.  This Supplemental Indenture shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

[SIGNATURE PAGE FOLLOWS]

  2

IN WITNESS WHEREOF, the Issuer and the Indenture Trustee have caused this Supplemental Indenture to be duly executed by their respective officers, thereunto duly authorized, all as of the day and year first above written.

CREDIT ACCEPTANCE AUTO LOAN
TRUST 2011-1, as Issuer

By: U.S. Bank Trust National Association, not in its individual capacity but solely as Owner Trustee

By: /s/ Annette Morgan

Name: Annette Morgan
Title: Assistant Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION,

not in its individual capacity but solely as Indenture Trustee

By: /s/ Julie Tanner Fischer

Name: Julie Tanner Fischer
Title: Vice President

[Signature Page to Supplemental Indenture No. 1]

Annex 1

SCHEDULE A
to Indenture

Perfection Representations, Warranties and Covenants

In addition to the representations, warranties and covenants contained in the Indenture, the Issuer hereby represents, warrants, and covenants to the Trust, the Trust Collateral Agent and the Indenture Trustee as follows on the Closing Date and on each Distribution Date on which the Trust purchases Loans, in each case only with respect to the Collateral pledged to the Indenture Trustee on the Closing Date or the relevant Distribution Date:

General

1.           The Indenture creates a valid and continuing security interest (as defined in UCC Section 9-102) in the Collateral in favor of the Indenture Trustee, which security interest is prior to all other Liens, and is enforceable as such as against creditors of and purchasers from and assignees of the Trust.

2.           Each Contract constitutes “tangible chattel paper,” “electronic chattel paper” or a “payment intangible”, within the meaning of UCC Section 9-102.  Each Loan constitutes a “payment intangible” or a “general intangible” within the meaning of UCC Section 9-102.

3.           Each Dealer Agreement and Purchase Agreement constitutes either a “general intangible,” “tangible chattel paper” or “electronic chattel paper”, within the meaning of UCC Section 9-102.

4.           There is only one original executed copy of each “tangible record” constituting or forming a part of each Contract that is tangible chattel paper and a single “authoritative copy” (as such term is used in Section 9-105 of the UCC) of each electronic record constituting or forming a part of each Contract that is electronic chattel paper.

5.           The Trust has taken or will take all necessary actions with respect to the Loans to perfect the security interest of the Indenture Trustee in the Loans and in the property securing the Loans.

Creation

1.           The Trust owns and has good and marketable title to the Collateral, free and clear of any Lien, claim or encumbrance of any Person, excepting only liens for taxes, assessments or similar governmental charges or levies incurred in the ordinary course of business that are not yet due and payable or as to which any applicable grace period shall not have expired, or that are being contested in good faith by proper proceedings and for which adequate reserves have been established, but only so long as foreclosure with respect to such a lien is not imminent and the use and value of the property to which the Lien attaches is not impaired during the pendency of such proceeding.

Schedule A-1

Perfection

1.           The Trust has caused or will have caused, within ten (10) days after the effective date of the Indenture, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the security interest in the Collateral granted to the Indenture Trustee under the Indenture.

2.           With respect to Collateral that constitutes tangible chattel paper, such tangible chattel paper is in the possession of the Servicer, in its capacity as custodian for the Trust and the Trust Collateral Agent, and the Trust Collateral Agent has received a written acknowledgment from the Servicer, in its capacity as custodian, that it is holding such tangible chattel paper solely on its behalf and for the benefit of the Trust Collateral Agent, the Seller, the Trust and the relevant Dealer(s).  With respect to Collateral that constitutes electronic chattel paper, the Trust Collateral Agent has received a written acknowledgment from the Servicer that it maintains control over such electronic chattel paper, as defined in Section 9-105 of the UCC, for the benefit of the Trust Collateral Agent, the Seller, the Trust and the relevant Dealer(s).  All financing statements filed or to be filed against the Trust in favor of the Indenture Trustee in connection with this Indenture describing the Trust Property contain a statement to the following effect: “A purchase of or security interest in any collateral described in this financing statement will violate the rights of the Secured Party.”

Priority

1.           Other than the security interest granted to the Indenture Trustee pursuant to the Indenture, the Trust has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Trust Property.  None of the Originator, the Servicer nor the Seller has authorized the filing of, or is aware of any financing statements against either the Seller, the Originator or the Trust that includes a description of the Collateral and proceeds related thereto other than any financing statement:  (i) relating to the sale of the Originator Property by the Originator to the Seller under the Sale and Contribution Agreement; (ii) relating to the security interest granted to the Trust under the Sale and Servicing Agreement; (iii) relating to the security interest granted to the Indenture Trustee under the Indenture; or (iv) that has been terminated or amended to reflect a release of the Collateral.

2.           Neither the Seller, the Originator nor the Trust is aware of any judgment, ERISA or tax lien filings against either the Seller, the Originator or the Trust.

3.           None of the tangible chattel paper or electronic chattel paper that constitutes or evidences the Contracts, the Dealer Agreements or the Purchase Agreements has any marks or notations indicating that it has been pledged, assigned or otherwise conveyed to any Person other than the Originator, the Servicer, the Seller, the Trust, a collection agent or the Indenture Trustee.

Survival of Perfection Representations

1.           Notwithstanding any other provision of the Agreement, the Sale and Contribution Agreement, the Indenture or any other Basic Document, the Perfection Representations, Warranties and Covenants contained in this Schedule shall be continuing, and remain in full force and effect (notwithstanding any replacement of the Servicer or termination of Servicer’s rights to act as such) until such time as all obligations under the Sale and Servicing Agreement, Sale and Contribution Agreement and the Indenture have been finally and fully paid and performed.

  Schedule A-2

No Waiver

1. The parties hereto: (i) shall not, without obtaining a confirmation of the then-current ratings of the Notes, waive any of the Perfection Representations, Warranties or Covenants; (ii) shall provide the Rating Agencies with prompt written notice of any breach of the Perfection Representations, Warranties or Covenants, and shall not, without obtaining a confirmation of the then-current rating of the Notes as determined after any adjustment or withdrawal of the ratings following notice of such breach, waive a breach of any of the Perfection Representations, Warranties or Covenants.

Schedule A-3